Exhibit 99.1

Investor Contact Stephen Pettibone 203-351-3500	One StarPoint
Stamford, CT 06902 United States

STARWOOD HOTELS & RESORTS WORLDWIDE

ANNOUNCES QUARTERLY DIVIDEND AND

SPECIAL DIVIDEND

STAMFORD, Conn. (February 21, 2014) – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) (the “Company”) today declared a regular quarterly dividend of $0.35 per share. The first regular quarterly dividend will be paid on March 28, 2014 to stockholders of record on March 11, 2014. In addition, Starwood has realized approximately $500 million in net cash after capital expenditures from the recently completed St. Regis Bal Harbour residential project and sale of the hotel. The Company intends to return this cash to shareholders in the form of special dividends to be paid out quarterly over the next four quarters. The first special dividend of $0.65 per share will also be paid on March 28, 2014 to stockholders of record on March 11, 2014. It is the Company’s intent to continue to return cash to shareholders through regular dividends, stock buybacks and special dividends contingent on business conditions, asset sales and other factors.

Frits van Paasschen, Chief Executive Officer, said, “We are pleased to continue our long track record of returning capital to shareholders with the shift of our regular dividend to a quarterly payout schedule and the declaration of a special dividend. We are declaring this special dividend in connection with the completion of the St. Regis Bal Harbour residential project and sale of the hotel, and it is consistent with our commitment to return capital to shareholders. Over the past 10 years, we have returned nearly $10 billion of cash to shareholders through regular dividends, stock buybacks and special dividends.”

About Starwood Hotels & Resorts Worldwide, Inc.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with nearly 1,200 properties in 100 countries and 181,400 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft®, and Element®. The Company boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG), allowing members to earn and redeem points for room stays, room upgrades and flights, with no blackout dates. Starwood also owns Starwood Vacation Ownership, Inc., a premier provider of world-class vacation experiences through villa-style resorts and privileged access to Starwood brands. For more information, please visit www.starwoodhotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the impact of war and terrorist activity, natural disasters, business and financing conditions (including the condition of credit markets in the U.S. and internationally), foreign exchange fluctuations, cyclicality of the real estate (including residential) and the hotel and vacation ownership businesses, operating risks associated with the hotel, vacation ownership and residential businesses, relationships with associates and labor unions, customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. and foreign tax laws and their interpretation), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, risk associated with potential acquisitions and dispositions and the introduction of new brand concepts and other risks and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. There can be no assurance as to the development of future hotels in the Company’s pipeline or additional vacation ownership units.